UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 2, 2009

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 8.01.	Entry into a Material Definitive Agreement and Other Events

On March 2, 2009, Entegris, Inc. (the “Company”) amended and restated its Credit Agreement (the “Restatement”) with Wells Fargo Bank, National Association, as agent, and certain other banks party thereto (collectively, the “Banks”). A copy of the Restatement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference as though fully set forth herein. The following summary of the Restatement is qualified in its entirety by the complete text of the Restatement filed herewith.

The Restatement provides for a $150 million revolving credit facility maturing November 1, 2011, although $11 million of the credit facility may not be borrowed unless a majority of the lenders consent. Our prior credit agreement provided for a $230 million revolving credit facility maturing February 15, 2013. The borrowers under the credit facility are the Company and its subsidiary Poco Graphite, Inc., on a joint and several basis. The ability to borrow under the credit facility is subject to a borrowing base composed of domestic eligible accounts receivable, inventory and fixed assets. The borrowing cap can be adjusted downward if the Company’s levels of qualifying domestic accounts receivable, inventories and value of its property, plant and equipment were to decline from current levels.

Under the terms of the Restatement, we may elect that the loans comprising each borrowing bear interest at a rate per annum equal to either (a) the sum of 4.25% plus a Base Rate equal to the highest of: (i) the Prime Rate then in effect, (ii) the Federal Funds Rate then in effect plus 1.25%, (iii) the one-month LIBOR Rate then in effect plus 1.25% or (iv) 3.25%; or (b) the sum of 5.25% plus the greater of the LIBOR Rate then in effect or 1.50%. These interest rates may be increased by 2.25% if our year-to-date EBITDA is less than the minimum amount indicated below:

Period Ending	Minimum YTD EBITDA
July 2009	$(44,000,000)
August 2009	$(47,000,000)
September 2009	$(46,000,000)
October 2009	$(46,000,000)
November 2009	$(45,000,000)
December 2009	$(39,000,000)

Our borrowings are guaranteed by all our subsidiaries which are treated as domestic for tax purposes and secured by a first-priority security interest in all assets owned by the borrowers or such domestic guarantors, except that the collateral shall include only 65% of the voting stock owned by the borrowers or a domestic subsidiary of each subsidiary which is treated as foreign for tax purposes.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without penalty, other than customary breakage costs with respect to LIBOR borrowings. Mandatory prepayments of the revolving loan (but not commitment reductions) must be made with the proceeds of asset sales, insurance and condemnation recoveries and certain extraordinary receipts described above.

The financial covenants in the Restatement replace those in our prior credit agreement. The Restatement requires that we achieve minimum year-to-date EBITDA at the levels indicated in the chart below, measured beginning in January 2009 through March 2010.

Period Ending	Minimum YTD EBITDA
January 2009	$(16,000,000)
February 2009	$(24,000,000)
March 2009	$(31,000,000)
April 2009	$(35,000,000)
May 2009	$(42,000,000)
June 2009	$(45,000,000)
July 2009	$(53,000,000)
August 2009	$(59,000,000)
September 2009	$(62,000,000)
October 2009	$(62,000,000)
November 2009	$(62,000,000)
December 2009	$(56,000,000)
January 2010	$(3,000,000)
February 2010	$2,000,000
March 2010	$7,000,000

At all times the borrowers and guarantors must maintain certain minimum cash and cash equivalents. The Restatement also includes limitations on the amount of cash and cash equivalents of the Company and its foreign subsidiaries located outside the US. Beginning in the second fiscal quarter of 2010, the foregoing minimum EBITDA covenants expire and the Restatement requires that we maintain certain cash flow leverage and fixed charge coverage ratios.

In addition, the Restatement includes negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our subsidiaries to, among other things:

•	sell assets;

•	make capital expenditures;

•	alter the business we conduct;

•	engage in mergers, acquisitions and other business combinations;

•	declare dividends or redeem or repurchase capital stock;

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	make loans and investments;

•	make acquisitions;

•	incur liens; and

•	enter into transactions with affiliates.

The Restatement also contains customary provisions relating to representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, certain events under ERISA, material judgments, cross defaults and change in control. If an event of default occurs, the lenders under the Restatement would be entitled to take various actions, including ceasing to make further advances, accelerating the maturity of amounts outstanding under the Restatement and all other remedial actions permitted to be taken by a secured creditor.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as Agent, dated March 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: March 4, 2009	By	/s/ Peter W. Walcott
Peter W. Walcott,
Senior Vice President & General Counsel